                                                                    EXHIBIT 99.3

                             Whistle Blower Policy

All United Trust Group  employees  are  encouraged to report either orally or in writing  to their  immediate  supervisor,  or  alternate  line of  authority  as hereinafter described,  all evidence of activity by a United Trust department or employee that may constitute: o Instances of Corporate Fraud;

     o   Unethical Business Conduct;

     o    A violation of State or Federal law; or

     o    Substantial  and specific  danger to the employee's or public's health and safety

Any United Trust  employee who in good faith reports such incidents as described above will be protected from threats of retaliation,  discharge,  or other types of  discrimination  including  but not  limited  to  compensation  or terms  and conditions of  employment  that are directly  related to the  disclosure of such
reports.   In  addition,  no  employee  may be  adversely  affected  because the employee refused to carry out a directive which, in fact,  constitutes corporate fraud or is a violation of State or Federal law.

Any  employee  who wants to report  evidence  of alleged  improper  activity  as described  should contact  his/her  immediate  supervisor,  or the  supervisor's manager.  In instances  where the employee is not satisfied  with the supervisor or  manager's  response,  or is  uncomfortable  for any reason  addressing  such concerns to their supervisor or the manager of such supervisor, the employee may contact any Executive  Officer of the Company.  If the employee is uncomfortable for any reason  contacting  an  Executive  Officer,  the  employee may contact a
member  of  the  Audit  Committee  of  the  Board  of  Directors.   The  contact
information  for the Audit  Committee  members will be posted on the Company web
site.   Employees  are  encouraged to provide as much  specific  information  as possible  including  names,  dates,  places,  and events  that took  place,  the employee's perception of why the incident(s) may be a violation, and what action
the  employee   recommends   be  taken.     Anonymous   written  or   telephonic
communications  will be accepted.   Employees who choose to identify  themselves
will  receive  a reply to their  report  within  20  working  days or as soon as practicable thereafter.

                            Audit Committee Members

John S. Albin               Robert W. Teater                William W. Perry
RFD 377                     85 East Gay Street              508 West Wall Street
Newman, IL 61942            Columbus, OH 43215              Suite 1250
217-837-2012                614-228-3274                    P O Box 10886
                                                            Midland, TX 79702
                                                            915-687-6560